Exhibit 15.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statement on Form F-3 (File No. 333-97551) and on Form S-8 (File No. 333-106013) of ICOS Vision Systems Corporation NV, of our report dated February 16, 2005, with respect to the consolidated balance sheets of ICOS Vision Systems Corporation NV and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income (loss), stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 Annual Report on Form 20-F of ICOS Vision Systems Corporation NV.

/s/ Klynveld Peat Marwick Goerdeler

Klynveld Peat Marwick Goerdeler

Bedrijfsrevisoren

Represented by Jos Briers

Hasselt, Belgium

April 4, 2005